UNITED STATES

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Communications Systems, Inc.
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COMMUNICATIONS SYSTEMS, INC. ANNOUNCES Partial Voting RESults fOR its 2014 Annual Meeting of Shareholders AND ADJOURNMENT WITH RESPECT TO PROPOSALs TO DECLASSIFY BOARD OF DIRECTORS and Elect Directors

Minneapolis, Minnesota
June 4, 2014

Communications Systems, Inc. (Nasdaq: JCS) held its 2014 Annual Meeting of Shareholders (the “Annual Meeting”) on June 4, 2014. The proposals considered at the Annual Meeting are described in detail in the Company’s definitive Proxy Statement for the Annual Meeting as filed with the United Securities and Exchange Commission on April 25, 2014.

At the Annual Meeting, the Company’s shareholders approved the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2014.

The Company adjourned the Annual Meeting with respect to Proposal No. 1, a proposal to amend the Company’s Restated Articles of Incorporation to declassify the Company’s Board of Directors, in order to allow for additional time for shareholders to vote on Proposal 1.

The Company also adjourned the meeting with respect to Proposals 2 and 3, both dealing with the Election of Directors, because depending upon whether Proposal No. 1 is or is not approved, the Company’s shareholders will either vote to elect six directors for a period of one year (Proposal 2) or two directors for a period of three years (Proposal 3).

The Annual Meeting will reconvene on Thursday, June 12, 2014 at 2:00 P.M. Central Time at the Company’s offices for the purpose of holding shareholder vote on Proposal 1 and either Proposal 2 or Proposal 3.

During the period of adjournment, the Company will continue to solicit proxies from its shareholders with respect to Proposal No. 1. Shareholders who have already voted do not need to take any additional action on Proposal No. 1, but may change their vote by executing a new proxy revoking any previously given proxy in the manner set forth in the Company’s Proxy Statement.

The Company encourages all shareholders who have not yet voted on Proposal No. 1 to do so before June 12, 2014.